EXHIBIT 99.1

Krispy Kreme Reports Strong Second Quarter 2021 Results,
Demonstrates Power of Omni-Channel Strategy
Net Revenue Growth of 43% and Organic Growth of 23%
Adjusted EBITDA Growth of 78%
Provides 2021 Guidance and Long-Term Financial Outlook
CHARLOTTE, NC (August 17, 2021) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme” or the “Company”) today reported financial results for the second quarter ended July 4, 2021 and issued full-year and long-term guidance. The Company reported 43% net revenue growth and organic growth of 23%, following strong performance across all business segments. On a two-year stack basis, organic revenues grew 16% since 2019.
“These results show the ongoing success from the implementation of our growth strategy,” said Mike Tattersfield, CEO of Krispy Kreme. “Our continued delivery of organic revenue growth and Adjusted EBITDA ahead of our expectations demonstrates that our omni-channel approach is working. The second quarter saw great continued momentum in the U.S. and Canada, enhanced by strong ongoing recovery in International. As a result, we are confident in our short and long-term growth targets as we continue to execute on our strategy, providing awesome fresh doughnuts as we become the most loved sweet treat brand in the world.”

$ in millions, except per share data	Q2 2021	% vs 2020	% vs 2019	First Half 2021	% vs 2020
Net Revenue	$349.2	42.6%	49.8%	$671.0	32.6%
Organic Revenue Growth(1) (2) (4)	$55.0	22.5%	15.7%	$76.8	15.2%
GAAP Net Income/(Loss)	$(15.0)	(28.3)%	(69.6)%	$(15.4)	32.1%
Adjusted Net Income(2)	$20.5	254.1%	199.1%	$38.1	125.5%
Adjusted EBITDA(2)	$52.4	77.8%	64.5%	$98.8	49.9%
Adjusted EBITDA Margin(2)	15.0%	+300bps	+130bps	14.7%	+170bps
GAAP Diluted EPS	$(0.13)	(30.0)%	-	$(0.16)	15.8%
Adjusted Diluted EPS(2)	$0.13	225.0%	-	$0.25	108.3%
Global Points of Access(3)	9,575	69.9%	58.5%	-	-
Notes:
1.Organic revenue growth negatively impacted by $27.1 million in Q2 2021 and $57.9 million in the first half of 2021 due to exit of the legacy wholesale business.
2.Non-GAAP figures – please refer to Reconciliation of Non-GAAP Financial Measures.
3.Does not include legacy DSD doors as it only includes "fresh" points of access.
4.Organic Revenue Growth “% vs 2019” figures are calculated as a two-year stack.

Second Quarter Consolidated Results
Krispy Kreme’s second quarter results showcased strong, accelerating growth compared to both before and throughout COVID-19. Organic revenue grew 22.5% in the quarter, up from a 6.7% decline in the second quarter of 2020 and from 3.1% growth in the second quarter of 2019. Organic revenue growth was driven by our International segment, which performed stronger than prior to the COVID-19 pandemic, as well as by the ongoing transformation of our U.S. and Canada business into a fully-implemented Hub and Spoke model (each as defined below).

Adjusted Net Income grew 254.1% to $20.5 million in the quarter. We saw a GAAP net loss of $15.0 million, largely driven by initial public offering (“IPO”) costs, related-party interest expense, and incremental tax expenses associated with the United Kingdom corporate tax rate change and limitation of executive compensation expense deduction as a result of the IPO. Adjusted EBITDA grew 77.8% to $52.4 million, and Adjusted EBITDA margin of 15.0% also increased from 12.0% the previous year. GAAP diluted loss per share was $0.13 for the second quarter of 2021, with Adjusted Diluted EPS increasing to $0.13 from $0.04 in the second quarter of 2020.
Key Growth Drivers: Our second quarter in 2021 illustrates the continued and successful execution of our growth algorithm, centered on three key elements that combine to drive growth on both the top and bottom lines:
Increasing frequency through marketing, innovation, and ecommerce. Year to date, our marketing and innovation generated over 16.3 billion media impressions in the U.S. alone, largely driven by the success of our vaccine program and innovative product rollouts. In addition, ecommerce comprised 19% of total company shop sales, representing strong progress as we continue to expand our ecommerce platforms.
Increasing availability of our fresh doughnuts through new points of access as we execute on our omni-channel strategy. In the first half of the year alone, we have added 1,300 global points of access, driven by the transition from our legacy wholesale business to Delivered Fresh Daily (“DFD”). We continue to focus on adding approximately 800 to 1,000 points of access per year as we execute our omni-channel strategy.
Increasing profitability, largely driven by ongoing recovery in the mature International business and the continued application of the Hub and Spoke model in the U.S. and Canada. In the second quarter, we grew our Adjusted EBITDA margin by 300bps to 15.0%, and we are investing in additional labor and delivery routes in order to expand our points of access through DFD and other channels.
Second Quarter Business Update
Executing on our Transformation: Our transformation is driven by the implementation of an omni-channel strategy to reach more consumers where they are and drive revenue growth, and this strategy is supported by a capital-efficient Hub and Spoke distribution model that provides a route to market and powers profitability. Our Hot Light Theater Shops and Doughnut Factories serve as centralized production facilities (“Hubs”). From these Hubs, we deliver doughnuts to our fresh shops and DFD doors (“spokes”) through an integrated network of company-operated delivery routes, ensuring quality and freshness. Since the end of 2020, we have increased our Spokes per Hub in the U.S. and Canada to 45 from 37, and in International to 71 from 65.
In order to measure the effectiveness of our Hub and Spoke model, we use “Sales per Hub” on a trailing twelve month basis, which includes all revenue generated from a Hub and its associated spokes. In the U.S. and Canada, we reached average Sales per Hub of $3.6 million, up from $3.5 million in the full year 2020 and up from $3.2 million at the beginning of our transformation in 2019. In our International markets, where the Hub and Spoke model is most developed, Sales per Hub at the end of the second quarter was $8.0 million, up from $6.4 million in the full year 2020 and $8.3 million at the end of the second quarter of 2019. As we further extend the Hub and Spoke model into existing and new markets around the world, we expect to see this measure continue to grow.
Growing our Points of Access: We continue to add quality points of access across our network as we convert markets into fully implemented Hub and Spoke models. As of July 4, 2021, we had 9,575 global points of access, with approximately 1,726 Krispy Kreme and Insomnia Cookies branded shops and 7,849 DFD doors. 73% of our global system is currently controlled and operated by the Company. We plan to continue adding new locations and expanding our ecommerce and delivery platform in order to extend the availability of our products. For the first time, as of today, 100% of our doughnuts in U.S. and Canada are delivered fresh.
Growing the Branded Sweet Treat Line: Our Branded Sweet Treat Line continues to gain momentum as production ramps up, in-store merchandising improves, and store count grows. As a result, Branded Sweet Treats in the second quarter demonstrated strong sequential growth, which we expect to continue in the quarters ahead. Branded Sweet Treat item velocities are strong, leading to the addition of new grocery customers and expansion of shelf-spaces, number of items carried, and increased merchandising opportunities with current customers. In addition, higher volumes create production efficiencies that further our ability to sell into new channels and customers, and this virtuous cycle makes us confident in the line’s continued growth in the quarters ahead.

Continued Strength of Insomnia Cookies: Insomnia Cookies’ digital-first approach continues to drive strong performance, supporting meaningful organic growth. In the quarter, Insomnia Cookies opened its CookieLab flagship shop in Philadelphia, which is an extension of Insomnia Cookies’ R&D lab, designed for sweet treat lovers of all ages to enjoy cookie innovation and customization. As of today, Insomnia Cookies has opened 200 cookie shops, demonstrating the brand’s continued growth across the country.
Second Quarter Market Segment Results
U.S. and Canada: In U.S. and Canada, GAAP net revenue grew to $230.9 million from $184.3 million the previous year, driven by a combination of franchise acquisitions and organic growth of 3.9%. Growth was driven by the expansion of our DFD network, higher DFD sales per door, continued distribution growth of our Branded Sweet Treat Line, including recent expansion to new customers, and the strong performance of Insomnia Cookies. As we continue our transformation and implementation of the Hub and Spoke model, the transition to DFD from our legacy wholesale business continues to drive strong results. Excluding the impact of exiting the legacy wholesale business, U.S. and Canada organic growth was 18.6%.
U.S. and Canada Adjusted EBITDA grew to $28.3 million from $27.6 million the previous year, with the efficiency benefits of the DFD expansion, improving traffic in New York City, and Insomnia Cookies all contributing positively. When compared to the second quarter of 2020, at the height of the pandemic when our lobbies were sometimes closed, labor costs have increased, impacting overall EBITDA growth. As we continue to expand our Hub and Spoke model in more cities, we are also hiring more employees or “Krispy Kremers” than ever before, as we take on newly-acquired shops, add routes and transition to DFD.
International: In International, GAAP net revenue grew to $89.2 million from $34.4 million the previous year, with organic growth of 125.9%. Organic growth in the quarter was driven by restrictions being lifted in the United Kingdom, where COVID-19 had led to a nearly complete closure of the business in the prior year, as well as a strong DFD and ecommerce performance. Australia, New Zealand, Ireland, and Mexico also contributed to organic growth while lapping the second quarter of 2020, which was heavily impacted by COVID-19 disruptions.
International Adjusted EBITDA grew to $23.7 million from $1.6 million the previous year, driven primarily by strong revenue growth relative to the prior year, when our network was impacted by COVID-19 related closures. Revenue growth significantly outpaced expense growth, leading to higher margins consistent with these more established Hub and Spoke markets. We expect the International segment to continue contributing to strong EBITDA performance as the markets have rebounded well to match or exceed their performance prior to the pandemic.
Market Development: In Market Development, GAAP net revenue grew to $29.0 million from $26.3 million the previous year, with organic growth of 17.0%. GAAP net revenue growth was driven mainly by the acquisition of Krispy Kreme Japan in the fourth quarter of 2020, while organic growth was primarily driven by improved market conditions for international franchise locations as COVID-19 restrictions in certain key markets continued to ease.
Market Development Adjusted EBITDA grew to $9.9 million from $7.9 million the previous year, driven by improved market conditions around the world.
IPO & Capital Structure
As of August 8, 2021, we have $118.7 million of cash, $738.7 million of bank debt, and $26.0 million of other debt-like items, for a total net debt of $646.0 million. The current share count is 167,112,953. With the proceeds of the IPO, our total net leverage ratio (defined below) is 3.6x, in line with our expectations, largely due to the payoff of a $500 million term loan facility.
On July 1, 2021, we successfully completed our IPO, in which we issued 29.4 million shares of common stock. Net proceeds of $460 million were received after the end of the second quarter and used primarily to pay down debt and reduce leverage. Subsequently, on August 2, 2021, our underwriters exercised their over-allotment option in part and purchased an additional 3.5 million shares, generating additional net proceeds of approximately $56 million, bringing total net IPO proceeds to $516 million. Because the IPO proceeds were paid after the end of the second quarter of 2021, there was a higher temporary net debt balance at the end of the quarter. However, the $345 million of related party notes were eliminated prior to the IPO and the majority of IPO proceeds received were utilized to pay down debt, which puts us in a favorable leverage position to continue our growth journey.

Financial Outlook
Krispy Kreme introduced the following guidance for the full year 2021:
•Net Revenue of $1.34 billion to $1.38 billion (growth of 19.4% to 23.0%)
•Organic Revenue growth of 10% to 12%
•Adjusted EBITDA of $178 million to $185 million (growth of 22.4% to 27.2%)
•Adjusted Net Income of $62 million to $68 million (growth of 46.4% to 60.6%)
The Company also introduced the following long-term outlook:
•Organic Revenue growth of 9% to 11%
•Adjusted EBITDA growth of 12% to 14%
•Adjusted Net Income growth of 18% to 22%
We anticipate exceeding these long-term targets in the full year 2022.
We expect total net leverage to be under 3.0x in the next 12 months. In accordance with our dividend policy, we expect to pay an initial cash dividend of $0.035 per share for the quarter ending October 3, 2021. Thereafter, we expect to maintain a stable quarterly dividend until we reach our long-term net leverage policy of 2.0x.
Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflect all locations at which fresh doughnuts or cookies can be purchased. We define global points of access to include all Hot Light Theater Shops, Fresh Shops, DFD doors and Cookie Shops, at both Company-owned and franchise locations as of the end of the respective reporting period. We monitor global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments.
•Hubs: Reflect locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the respective reporting period.
•Sales Per Hub: Sales per Hub, also known as Fresh Revenues per Average Hub with Spokes, is calculated as the simple average of the number of Hubs with Spokes at the end of the current period and the number of Hubs with Spokes at the end of the prior year period, adjusted for the pro rata period of acquired Hubs with Spokes outstanding following the acquisition date. Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes during the period.
•Fresh Revenues from Hubs with Spokes: Fresh revenues include product sales generated from our Doughnut Shop business (including ecommerce and delivery), as well as DFD sales, but excluding sales from our legacy wholesale business and our Branded Sweet Treat Line. It also excludes all Insomnia Cookies revenues as the measure is focused on the Krispy Kreme business. Fresh Revenues from Hubs with Spokes equals the fresh revenues derived from those Hubs currently producing product for other shops and/or DFD doors, but excluding fresh revenues derived from those Hubs not currently producing product for other shops and/or DFD doors.
•Total Net Leverage Ratio: Calculated using Net Debt (including both bank debt and financing leases as part of debt) divided by Adjusted EBITDA.
Conference Call
Krispy Kreme will host a public conference call at 5:00 PM Eastern Time today to discuss its results for the second quarter of 2021. The call can be accessed via webcast on the Company’s Investor Relations website at investors.krispykreme.com. An audio replay and transcript of the call will be made available on the Investor Relations website within 24 hours following the call.
Investor Contact:
The One Nine Three Group for Krispy Kreme, Inc.
Tristan Peniston-Bird: tristan.peniston-bird@the193.com
Media Contact:
The One Nine Three Group for Krispy Kreme, Inc.
Frank Thomas: frank.thomas@the193.com

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in 30 countries through its unique network of doughnut shops, partnerships with leading retailers, and a rapidly growing ecommerce and delivery business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme, and www.Twitter.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Such forward-looking statements are based on certain assumptions and estimates that we consider reasonable but are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial conditions, business, prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included herein. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statement to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Non-GAAP Measures
This press release includes certain non-GAAP financial measures including organic revenue growth, Adjusted EBITDA, Adjusted Net Income, Fresh Revenue from Hubs with Spokes and Fresh Revenue per Average Hub, which differ from results using U.S. Generally Accepted Accounting Principles (“GAAP”). These non-GAAP financial measures are not universally consistent calculations, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as net income and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts and number of shares)

	Quarter Ended		Two Quarters Ended
	July 4, 2021 (13 weeks)	June 28, 2020 (13 weeks)	July 4, 2021 (26 weeks)	June 28, 2020 (26 weeks)
Net revenues
Product sales	$341,223	$236,608	$654,808	$488,144
Royalties and other revenues	7,963	8,364	16,187	18,044
Total net revenues	349,186	244,972	670,995	506,188
Product and distribution costs	85,017	68,958	165,014	137,106
Operating expenses	157,877	104,221	305,418	220,000
Selling, general and administrative expense	60,930	41,487	110,467	82,569
Marketing expenses	10,052	8,575	19,559	16,689
Pre-opening costs	1,752	2,863	3,143	6,300
Other (income)/expenses, net	(761)	1,339	(4,006)	2,510
Depreciation and amortization expense	25,194	18,097	48,595	37,184
Operating income/(loss)	9,125	(568)	22,805	3,830
Interest expense, net	9,793	9,711	18,042	18,355
Interest expense — related party	4,821	5,566	10,387	11,132
Other non-operating income, net	(416)	(2,660)	(858)	(112)
Loss before income taxes	(5,073)	(13,185)	(4,766)	(25,545)
Income tax expense/(benefit)	9,923	(1,500)	10,608	(2,912)
Net loss	(14,996)	(11,685)	(15,374)	(22,633)
Net income attributable to noncontrolling interest	2,146	945	4,829	1,512
Net loss attributable to Krispy Kreme, Inc.	$(17,142)	$(12,630)	$(20,203)	$(24,145)
Net loss per share:
Common stock — Basic	$(0.13)	$(0.10)	$(0.16)	$(0.19)
Common stock — Diluted	$(0.13)	$(0.10)	$(0.16)	$(0.19)
Weighted average shares outstanding:
Basic	132,351,087	124,987,370	128,669,228	124,987,370
Diluted	132,351,087	124,987,370	128,669,228	124,987,370

Krispy Kreme, Inc.
Segment Reporting
(In thousands) (Unaudited)

	Quarter Ended		Two Quarters Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Net revenues:
U.S. and Canada	$230,918	$184,255	$453,388	$354,705
International	89,237	34,412	155,743	95,071
Market Development	29,031	26,305	61,864	56,412
Total net revenues	$349,186	$244,972	$670,995	$506,188

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in second quarter of fiscal 2021	$230,918	$89,237	$29,031	$349,186
Total net revenues in second quarter of fiscal 2020	184,255	34,412	26,305	244,972
Total Net Revenues Growth	46,663	54,825	2,726	104,214
Total Net Revenues Growth %	25.3%	159.3%	10.4%	42.5%
Impact of acquisitions	(39,429)	—	1,750	(37,679)
Impact of foreign currency translation	—	(11,499)	$—	(11,499)
Organic Revenue Growth	$7,234	$43,326	$4,476	$55,036
Organic Revenue Growth %	3.9%	125.9%	17.0%	22.5%

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues in first two quarters of fiscal 2021	$453,388	$155,743	$61,864	$670,995
Total net revenues in first two quarters of fiscal 2020	354,705	95,071	56,412	506,188
Total Net Revenues Growth	98,683	60,672	5,452	164,807
Total Net Revenues Growth %	27.8%	63.8%	9.7%	32.6%
Impact of acquisitions	(71,134)	—	(390)	(71,524)
Impact of foreign currency translation	—	(16,462)	$—	(16,462)
Organic Revenue Growth	$27,549	$44,210	$5,062	$76,821
Organic Revenue Growth %	7.8%	46.5%	9.0%	15.2%

(in thousands except percentages)	U.S. and Canada	International	Market Development	Total Company
Total net revenues fiscal 2020	$782,717	$230,185	$109,134	$1,122,036
Total net revenues fiscal 2019	587,522	223,115	148,771	959,408
Total Net Revenues Growth	195,195	7,070	(39,637)	162,628
Total Net Revenues Growth %	33.2%	3.2%	-26.6%	17.0%
Impact of acquisitions	(121,671)	(42,811)	35,053	(129,429)
Impact of foreign currency translation	—	(906)	$—	(906)
Impact of 53rd week	(15,615)	(3,287)	(1,603)	(20,505)
Organic Revenue Growth	$57,909	$(39,934)	$(6,187)	$11,789
Organic Revenue Growth %	9.9%	-17.9%	-4.2%	1.2%

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except number of shares)

	As of
	(Unaudited) July 4, 2021	January 3, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$37,377	$37,460
Marketable securities	744	1,048
Restricted cash	82	23
Accounts receivable, net	49,207	74,351
Inventories	38,500	38,519
Prepaid expense and other current assets	20,911	12,692
Total current assets	$146,821	$164,093
Property and equipment, net	415,319	395,255
Goodwill	1,095,369	1,086,546
Other intangible assets, net	1,003,948	998,014
Operating lease right of use asset, net	414,096	399,688
Other assets	18,027	17,399
Total assets	$3,093,580	$3,060,995
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$538,985	$41,245
Current operating lease liabilities	46,763	45,675
Accounts payable	156,564	148,645
Accrued liabilities	165,826	124,951
Structured payables	139,748	137,319
Total current liabilities	$1,047,886	$497,835
Long-term debt, less current portion	626,417	785,810
Related party notes payable	—	344,581
Noncurrent operating lease liabilities	390,962	376,099
Deferred income taxes, net	150,687	144,866
Other long-term obligations and deferred credits	55,822	63,445
Total liabilities	$2,271,774	$2,212,636
Commitments and contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 300,000,000 and 174,500,000 shares authorized as of July 4, 2021 and January 3, 2021, respectively; 163,595,516 and 124,987,370 shares issued and outstanding as of July 4, 2021 and January 3, 2021, respectively	1,636	1,250
Additional paid-in capital	1,362,875	845,499
Subscription receivable	(471,250)	—
Shareholder note receivable	(3,827)	(18,660)
Accumulated other comprehensive income/(loss), net of income tax	1,304	(1,208)
Retained deficit	(162,399)	(142,197)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	728,339	684,684
Noncontrolling interest	93,467	163,675
Total shareholders’ equity	821,806	848,359
Total liabilities and shareholders’ equity	$3,093,580	$3,060,995

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Two Quarters Ended
	July 4, 2021 (26 weeks)	June 28, 2020 (26 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,374)	$(22,633)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	48,595	37,184
Deferred income taxes	7,995	(2,601)
Loss on extinguishment of debt	1,700	—
Impairment and lease termination charges	1,126	1,693
Loss/(gain) on disposal of property and equipment	148	(1,164)
Share-based compensation	10,658	6,141
Change in accounts and notes receivable allowances	110	717
Inventory write-off	776	—
Other	(425)	(76)
Change in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments:	1,536	(5,325)
Net cash provided by operating activities	56,845	13,936
CASH FLOWS USED FOR INVESTING ACTIVITIES:
Purchase of property and equipment	(52,842)	(44,133)
Proceeds from disposals of assets	147	2,793
Acquisition of shops and franchise rights from franchisees, net of cash acquired	(33,888)	212
Principal payments received from loans to franchisees	45	362
Purchases of held-to-maturity debt securities	—	(55)
Maturities of held-to-maturity debt securities	277	116
Net cash used for investing activities	(86,261)	(40,705)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of debt	540,000	263,097
Repayment of long-term debt and lease obligations	(541,353)	(97,496)
Payment of financing costs	(1,700)	—
Proceeds from structured payables	140,598	135,222
Payments on structured payables	(138,100)	(97,530)
Capital contribution by shareholders	120,932	—
Proceeds from sale of noncontrolling interest in subsidiary	53,256	17,592
Distribution to shareholders	(34,364)	(19)
Payments for repurchase and retirement of common stock	(102,698)	—
Distribution to noncontrolling interest	(6,018)	(5,612)
Net cash provided by financing activities	30,553	215,254
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,161)	249
Net (decrease)/increase in cash, cash equivalents and restricted cash	(24)	188,734
Cash, cash equivalents and restricted cash at beginning of period	37,483	35,450
Cash, cash equivalents and restricted cash at end of period	$37,459	$224,184
Supplemental schedule of non-cash investing and financing activities:
Accrual for property and equipment	$1,381	$6,105
Stock issuance under shareholder notes	446	—
Common stock issuance under subscription receivable in connection with initial public offering, net of underwriting discounts and issuance costs	459,685	—
Accrual for distribution to shareholders	(7,970)	—
Accrual for repurchase and retirement of common stock	(35,803)	—
Reconciliation of cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$37,377	$224,050
Restricted cash	82	134
Total cash, cash equivalents and restricted cash	$37,459	$224,184

Krispy Kreme, Inc.
Supplemental Information

	Global Points of Access(1)
	Quarter Ended		Fiscal Year Ended
	July 4, 2021	June 28, 2020	January 3, 2021
U.S. and Canada: (2)
Hot Light Theater Shops	237	176	229
Fresh Shops	56	45	47
Cookie Shops	199	175	184
DFD doors (3)	5,067	1,923	4,137
Total	5,559	2,319	4,597
International:
Hot Light Theater Shops	28	27	28
Fresh Shops	354	354	348
DFD doors	2,264	1,657	1,986
Total	2,646	2,038	2,362
Market Development: (3)
Hot Light Theater Shops	113	168	119
Fresh Shops	739	705	732
DFD doors (2)	518	405	465
Total	1,370	1,278	1,316
Total global (as defined)	9,575	5,635	8,275
Total Hot Light Theater Shops	378	371	376
Total Fresh Shops	1,149	1,104	1,127
Total Cookie Shops	199	175	184
Total Shops	1,726	1,650	1,687
Total DFD Doors	7,849	3,985	6,588
Total global points of access (as defined)	9,575	5,635	8,275
(1)Excludes Branded Sweet Treat Line distribution points and legacy wholesale business doors.
(2)Includes points of access that were acquired from franchisees in the United States during the first quarter of fiscal 2021 and the second half of fiscal 2020. These points of access were previously included in the Market Development segment.
(3)DFD doors for both the U.S. and Canada and Market Development segments exclude legacy wholesale doors, which have been declining consistent with our strategy to evolve our legacy wholesale business to focus on the new DFD model and our new Branded Sweet Treat Line. As of July 4, 2021 legacy wholesale doors for the U.S. and Canada and the Market Development segments were substantially eliminated.
(4)Includes locations in Japan, which were acquired in December 2020 and are now Company-owned. As of the end of July 4, 2021, there were three Hot Light Theater Shops, 46 Fresh Shops and 53 DFD doors in Japan operating. As of the end of January 3, 2021, there were three Hot Light Theater Shops, 40 Fresh Shops and 24 DFD doors in Japan operating. All remaining points of access in the Market Development segment relate to our franchisee business.

	Hubs
	Quarter Ended		Fiscal Year Ended
	July 4, 2021	June 28, 2020	January 3, 2021
U.S. and Canada:
Hot Light Theater Shops (1)	233	175	226
Doughnut Factories	5	7	5
Total	238	182	231
Hubs with Spokes	114	88	113
International:
Hot Light Theater Shops (1)	25	27	27
Doughnut Factories	12	9	9
Total	37	36	36
Hubs with Spokes	37	36	36
Market Development:
Hot Light Theater Shops (1)	112	165	116
Doughnut Factories	26	25	26
Total	138	190	142
Total Hubs	413	408	409
1.Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a spoke location that produces hot doughnuts.

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended			Two Quarters Ended
(in thousands)	July 4, 2021	June 28, 2020	June 30, 2019	July 4, 2021	June 28, 2020
Net income/(loss)	$(14,996)	$(11,685)	$(8,842)	$(15,374)	$(22,633)
Interest expense, net	9,793	9,711	11,776	18,042	18,355
Interest expense — related party(1)	4,821	5,566	5,693	10,387	11,132
Income tax expense/(benefit)	9,923	(1,500)	1,478	10,608	(2,912)
Depreciation and amortization expense	25,194	18,097	14,766	48,595	37,184
Share-based compensation	8,290	2,970	1,741	10,658	6,141
Employer payroll taxes related to share-based compensation	841	—	—	841	—
Other non-operating income, net(2)	(416)	(2,660)	(40)	(858)	(112)
New York City flagship Hot Light Theater Shop opening(3)	—	1,667	194	—	4,239
Strategic initiatives(4)	—	5,661	1	—	9,274
Acquisition and integration expenses(5)	223	812	2,650	2,375	4,423
Shop closure expenses(6)	—	2,786	—	—	2,786
Restructuring and severance expenses(7)	1,336	—	341	1,336	—
IPO-related expenses(8)	6,727	—	—	10,203	—
Other(9)	657	(1,956)	2,083	1,983	(1,964)
Adjusted EBITDA	$52,393	$29,469	$31,841	$98,796	$65,913

	Quarter Ended			Two Quarters Ended
(in thousands)	July 4, 2021	June 28, 2020	June 30, 2019	July 4, 2021	June 28, 2020
Net income/(loss)	$(14,996)	$(11,685)	$(8,842)	$(15,374)	$(22,633)
Interest expense — related party(1)	4,821	5,566	5,693	10,387	11,132
Share-based compensation	8,290	2,970	1,741	10,658	6,141
Employer payroll taxes related to share-based compensation	841	—	—	841	—
Other non-operating income, net(2)	(416)	(2,660)	(40)	(858)	(112)
New York City flagship Hot Light Theater Shop opening(3)	—	1,667	194	—	4,239
Strategic initiatives(4)	—	5,661	1	—	9,274
Acquisition and integration expenses(5)	223	812	2,650	2,375	4,423
Shop closure expenses(6)	—	2,786	—	—	2,786
Restructuring and severance expenses(7)	1,336	—	341	1,336	—
IPO-related expenses(8)	6,727	—	—	10,203	—
Other(9)	657	(1,956)	2,083	1,983	(1,964)
Amortization of acquisition related intangibles(10)	7,627	6,192	4,687	15,076	12,572
KKI Term Loan Facility interest and debt issuance costs(11)	2,341	—	—	2,341	—
Tax impact of adjustments(12)	(798)	(3,573)	(4,632)	(4,820)	(8,967)
Tax specific adjustments(13)	3,816	—	1,400	3,947	—
Loss on extinguishment of debt(14)	—	—	1,567	—	—
Adjusted net income	$20,469	$5,780	$6,843	$38,095	$16,891
Net income attributable to noncontrolling interest	(2,146)	(945)	N/A	(4,829)	(1,512)
Adjusted net income attributable to Krispy Kreme, Inc.	18,323	4,835	N/A	33,266	15,379

Adjustment to adjusted net income attributable to common shareholders	(424)	(253)	N/A	(417)	(150)
Adjusted net income attributable to common shareholders - Basic	17,899	4,582	N/A	32,849	15,229
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(120)	(18)	N/A	(145)	(27)
Adjusted net income attributable to common shareholders - Diluted	17,779	4,564	N/A	32,704	15,202
Basic weighted average common shares outstanding	132,351,087	124,987,370	N/A	128,669,228	124,987,370
Dilutive effect of outstanding common stock options and RSUs	3,507,228	2,921,671	N/A	3,384,547	2,871,797
Diluted weighted average common shares outstanding	135,858,315	127,909,041	N/A	132,053,775	127,859,167
Adjusted net income per share attributable to common shareholders:
Basic	$0.14	$0.04	N/A	$0.26	$0.12
Diluted	$0.13	$0.04	N/A	$0.25	$0.12
1.Consists of interest expense related to the Related Party Notes which were paid off in full during the quarter ended July 4, 2021.
2.Primarily foreign translation gains and losses in each period.
3.Consists of pre-opening costs related to our New York City flagship Hot Light Theater Shop opening, including shop design, rent, and additional consulting and training costs incurred and reflected in selling, general and administrative expenses.
4.The quarter and two quarters ended June 28, 2020 consists mainly of consulting and advisory fees, personnel transition costs, and network conversion and set-up costs related to the transformation of the Company’s legacy wholesale business in the United States.
5.Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, consulting and advisory fees incurred in connection with acquisition-related activities for the applicable period.
6.Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
7.The quarter ended July 4, 2021 consists of severance and related benefits costs associated with the Company’s realignment of the Company shop organizational structure to better support the DFD and Branded Sweet Treat Line businesses. The quarter ended June 30, 2019 consists of severance and related benefits costs associated with our hiring of a new global management team.
8.Includes consulting and advisory fees incurred in connection with preparation for the Company’s IPO.
9.The quarter and two quarters ended July 4, 2021 consist primarily of legal expenses incurred for the period. The quarter and two quarters ended June 28, 2020 consists primarily of a gain on the sale of land. The quarter ended June 30, 2019 consists of lease impairment expenses related to our Winston-Salem office location incurred in connection with our Corporate headquarters relocation to Charlotte, North Carolina.
10.Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the consolidated statements of operations.
11.Includes interest expense of $0.6 million and debt issuance costs of $1.7 million incurred and recognized as expenses in the quarter ended July 4, 2021 in connection with the extinguishment of the KKI Term Loan Facility within four business days of receipt of the net proceeds from the IPO.
12.Tax impact of adjustments calculated applying the applicable statutory rates. The quarter and two quarters ended July 4, 2021 also include the impact of disallowed executive compensation expense incurred in connection with the IPO.
13.The quarter and two quarters ended July 4, 2021 consist primarily of the effect of the U.K. 2023 statutory tax rate change from 19.0% to 25.0% on existing temporary differences. The quarter ended June 30, 2019 consists of valuation allowances associated with tax attributes primarily attributable to incremental costs removed from the calculation of Adjusted Net Income.
14.Consists of the write-off of debt issuance costs in connection with the refinancing of the 2016 credit facility.

	Quarter Ended		Two Quarters Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Segment Adjusted EBITDA:
U.S. and Canada	$28,285	$27,551	$55,848	$49,188
International	23,673	1,618	39,021	12,811
Market Development	9,858	7,880	20,749	18,585
Corporate	(9,423)	(7,580)	(16,822)	(14,671)
Total Adjusted EBITDA	$52,393	$29,469	$98,796	$65,913

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	July 4, 2021	January 3, 2021	December 29, 2019
U.S. and Canada:
Revenues	$881,400	$782,717	$587,522
Non-Fresh Revenues (1)	(82,271)	(128,619)	(112,051)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(389,762)	(323,079)	(271,067)
Sales from Hubs with Spokes	409,367	331,019	204,404
Sales per Average Hub with Spokes (millions)	3.6	3.5	3.2

International:
Sales from Hubs with Spokes (3)	$290,857	$230,185	$223,115
Sales per Average Hub with Spokes (millions)	8.0	6.4	8.3
1.Includes legacy wholesale business revenues and Branded Sweet Treat Line revenues.
2.Includes Insomnia Cookies revenues and Fresh Revenues generated by Hubs without Spokes.
3.Total International net revenues is equal to sales from Hubs with Spokes for that business segment.

	Quarter Ended			Two Quarters Ended
(in thousands except percentages)	July 4, 2021	June 28, 2020	June 30, 2019	July 4, 2021	June 28, 2020
Total net revenues - current year	$349,186	$244,972	$233,030	$670,995	$506,188
Total net revenues - prior year	244,972	233,030	198,101	506,188	459,652
Total Net Revenues Growth	104,214	11,942	34,929	164,807	46,536
Total Net Revenues Growth %	42.5%	5.1%	17.6%	32.6%	10.1%
Impact of acquisitions	(37,679)	(28,889)	(32,511)	(71,524)	(62,137)
Impact of foreign currency translation	(11,499)	1,240	3,718	(16,462)	2,939
Organic Revenue Growth	$55,036	$(15,707)	$6,136	$76,821	$(12,662)
Organic Revenue Growth %	22.5%	-6.7%	3.1%	15.2%	-2.8%